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                               WILLIAM BLAIR FUNDS

                 Written Instrument Establishing and Designating
              Shares of the William Blair Small-Mid Cap Growth Fund

     The undersigned, the Trustees of the William Blair Funds (the "Trust"), a statutory trust organized pursuant to a Declaration of Trust dated September 3, 1999 (the "Declaration of Trust"), pursuant to Sections 6.2 and 6.3 of Article VI of the Declaration of Trust, do hereby establish and designate a new series of Interests of the Trust to be known as the "William Blair Small-Mid Cap Growth Fund" (the "New Series"), and further do hereby establish five classes of the New Series designated Class A Shares, Class B Shares, Class C Shares, Class I Shares and Class N Shares (each a "Class"). The relative rights and preferences of the New Series and each Class shall be as set forth in the Declaration of Trust.

     IN WITNESS WHEREOF, the undersigned have this 18/th/ day of September, 2003 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ J. Grant Beadle                    /s/ John B. Schwemm
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J. Grant Beadle                        John B. Schwemm


/s/ Theodore A. Bosler                 /s/ Michelle R. Seitz
----------------------                 ---------------------
Theodore A. Bosler                     Michelle R. Seitz


/s/ Conrad Fischer                     /s/ Robert E. Wood II
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Conrad Fischer                         Robert E. Wood II


/s/ Ann P. McDermott
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Ann P. McDermott